EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investor Contact:	Press Contact:
Joe Hassett	Katie Nicolai Kennedy
Senior Vice President	Senior Account Executive
Gregory FCA	Gregory FCA
610-228-2110	610-228-2128
joeh@gregcomm.com	katiek@gregcomm.com

USA TECHNOLOGIES ADDS NEW DIRECTOR

DEBORAH ARNOLD, FORMERLY VICE PRESIDENT GLOBAL CONSUMER PRODUCTS AT VISA INTERNATIONAL, JOINS BOARD

MALVERN, PA, February 8, 2012 -- USA Technologies, Inc. (NASDAQ: USAT), a leader of wireless, cashless payment and M2M telemetry solutions for self-serve, small-ticket retailing industries, today announced that Deborah G. Arnold has been appointed to the Board of Directors.  This completes the company’s board of directors at nine, of which seven are independent.

Stephen P. Herbert, Chairman and Chief Executive Officer of USA Technologies said, “We are pleased to welcome Deborah Arnold, an accomplished payments industry veteran, to the Board.  Deborah has an impeccable record within the payments industry and is in great demand throughout the industry both domestically and internationally for her guidance in helping companies develop strategies to capitalize on the abundant opportunities unfolding in our industry.   I am sure I speak for everyone on the Board in saying we are honored to have Deborah as part of our leadership team.”

Ms. Arnold is currently a consultant with extensive payments industry background.  Among her many accomplishments, Ms. Arnold was Vice President of global consumer products at Visa International, and prior thereto she lead the global smart card migration effort, and prior thereto she lead the development of a new payment product, Visa Horizon, for emerging markets. Prior to joining Visa, she held a variety of executive positions in the telecommunications and financial services industries.

In her consulting practice, Arnold has supported various organizations in the strategic planning and marketing of their products and programs.   She has been deeply involved in driving the development of Near Field Communication technology and standards, initially as a founding member of the NFC Forum and now as director of the 165+ member organization.

Arnold holds a Bachelor of Arts degree from Duke University as well as certification from Universite de Lausanne in Lausanne, Switzerland. She currently serves on the Advisory Board of the Grameen Technology Center and has been on the Advisory Board of United Nations Year of Microfinance and Women in Technology International.

Steven Barnhart, Chairman of the Nominating Committee and lead independent director, added, “With the recent appointments of Ms. Arnold and two other independent Directors to the Board, as well as the naming of a lead independent director, USA Technologies, Inc. continues to fulfill its commitment to the highest standards of corporate governance best practices.”

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.

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